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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940


    The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                                      Name:

                       Prospect Street Intrepid Fund Inc.


                      Address of Principal Business Office
                      (No. & Street, City, State Zip Code):

                                 60 State Street
                           Boston, Massachusetts 02109


                     Telephone Number (including area code):

                                 (617) 742-3800


                Name and address of agent for service of process:

                      Richard E. Omohundro, Jr., President
                       Warren J. Isabelle, Vice President
                       Prospect Street Intrepid Fund Inc.
                                 60 State Street
                           Boston, Massachusetts 02109
                                 (617) 742-3800


Check Appropriate Box:

    Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
 YES [ X ]  NO  [   ]

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                                   SIGNATURES


Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Boston and the State of Massachusetts on the 19th day of June, 1997.



                                       PROSPECT STREET INTREPID FUND INC.
                                             (Name of Registrant)



                                       By: /s/ Richard E. Omohundro, Jr.
                                           -----------------------------
                                           Richard E. Omohundro, Jr.
                                           President




Attest: /s/ Karen J. Thelen
        -------------------
        Karen J. Thelen
        Secretary